Exhibit 5.14

CONSENT OF EXPERT

I, Greg Walker, of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral resource estimates for the El Penon mine, the Minera Florida mine and the Mercedes project as at December 31, 2008 (collectively, the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Greg Walker
Name:	Greg Walker, Professional Geologist
Title:	Senior Manager, Resources Estimation

Date: March 31, 2009